THORNBURG INVESTMENT TRUST 485BPOS

Exhibit 99.(j)(2)

Attorneys and Counselors at Law

Daniel H. April

Patrick J. Dolan

Megan H. Koehler

January 30, 2024

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:        Thornburg Investment Trust (the “Trust”)

File Nos. 33-14905/811-05201

Post-Effective Amendment (“PEA”) No. 154 and Amendment No. 171

Ladies and Gentlemen:

We have acted as counsel for the Trust, a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with PEA No. 154 and Amendment No. 171 to its registration statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Agreement and Declaration of Trust and the Amendments and Supplements thereto to date, and its Bylaws.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Trust’s series proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission (“SEC”), and to the references made to the firm of April, Dolan & Koehler, P.C. in PEA No. 154 and Amendment No. 171 to be dated on or about February 1, 2024 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

PEA 154 is filed in accordance with Rule 485(b) under the 1933 Act. This letter is our representation to the SEC in accordance with paragraph (b)(4) of Rule 485 that PEA 154 does not contain disclosures that would render it ineligible to become effective under Rule 485(b).

Please contact me or Daniel April with any questions. We appreciate the staff’s time and attention to our filings.

Sincerely,

/s/ Megan H. Koehler

Megan H. Koehler

460 St. Michael’s Drive	E-mail: mkoehler@catchlaw.com	Tel.: (505) 988-2900
Suite 603	Web address: www.catchlaw.com	Extension 108
Santa Fe, New Mexico 87505		Fax: (505) 988-2901